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                                                                     EXHIBIT 5.1




                    [McKenna Long & Aldridge LLP Letterhead]




                               December 15, 2005



US Airways, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281

         Re:      US Airways, Inc.
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to US Airways, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended, $157,045,000 of aggregate original face amount, of which a principal amount of $81,513,361 is currently outstanding, of the Company's Class C Pass Through Certificates, Series 2000-3 (the "New Class C Certificates"). The New Class C Certificates are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like aggregate amount of the issued and outstanding Class C Pass Through Certificates, Series 2000-3 (the "Outstanding Class C Certificates") under the Company's Pass Through Trust 2000-3C, a New York trust (the "Class C Trust"), as contemplated by the Registration Agreement, dated as of November 2, 2000 (the "Registration Agreement"), by and among the Company, Airbus Industrie Financial Services and State Street Bank and Trust Company of Connecticut, National Association (predecessor to U.S. Bank National Association), as Pass Through Trustee (together with any successor trustee, the "Trustee"), as amended by Amendment No. 1 to Registration Agreement, dated as of July 20, 2001 (the "Amendment No. 1", and together with the Registration Agreement, the "Amended Registration Agreement"). The Class C Trust was formed pursuant to a Pass Through Trust Agreement, between the Company and the Trustee, dated as of October 5, 2000 (the "Basic Agreement"), and Trust Supplement No. 2000-3C thereto, between the Company and the Trustee, dated as of November 2, 2000 (the "Trust Supplement" and, together with the Basic Agreement, the "Class C Pass Through Trust Agreement").

         The opinion hereinafter set forth is given at the request of the Company pursuant to Item 601(b)(5) of Regulation S-K.

         Our Opinion (as defined below) is furnished for the benefit of the Company solely with regard to the Registration Statement, may be replied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

         In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion hereinafter set forth, including:
(i) the Registration Statement; (ii) the Amended Registration Agreement; (iii) the Class C Pass Through Trust

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Agreement; (iv) the forms of the Outstanding Class C Certificates and the New
Class C Certificates, each filed as an exhibit to the Registration Statement;
(v) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of the Trustee; (vi) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (vii) the Bylaws of the Company, as currently in effect; (viii) the resolutions adopted by the Board of Directors of the Company on each of May 18, 1999, July 21, 1999, November 17, 1999 and January 19, 2000 relating to the Exchange Offer, the issuance of the Outstanding Class C Certificates and the New Class C Certificates, the Class C Pass Through Trust Agreement and related matters; and
(ix) the Unanimous Written Consent of the Board of Directors of the Company and US Airways Group, Inc. dated December 15, 2005 relating to the Exchange Offer, the issuance of the New Class C Certificates and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the Opinion set forth herein.

         In making all of our examinations, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Members of this firm are admitted to the bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia and the Delaware General Corporation Law that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the New Class C Certificates. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

         The only opinion rendered by this firm is in numbered paragraph (1) below (our "Opinion"), and no other opinion is implied or to be inferred. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         Based upon and subject to the foregoing, we are of the Opinion that:

         (1) The New Class C Certificates, when duly executed, authenticated and issued in exchange for a like aggregate amount of Outstanding Class C Certificates as set forth in the Registration Statement and

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               in accordance with the terms of the Class C Pass Through Trust
               Agreement and delivered upon consummation of the Exchange Offer against receipt of Outstanding Class C Certificates surrendered in exchange therefor in accordance with the terms of the Exchange Offer, will constitute binding obligations of the Class C Trust, except to the extent that enforcement of the Class C Trust's obligations thereunder is subject to and limited by (a) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, and other laws relating to or affecting rights and remedies of creditors and by general equitable principles (whether considered in a proceeding at law or in equity) and matters of public policy, and (b) subject to an implied covenant of good faith and fair dealing.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                              Very truly yours,

                                              /s/ McKENNA LONG & ALDRIDGE LLP

                                              McKENNA LONG & ALDRIDGE LLP



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